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                                                             EXHIBIT 99.10
                      [FIRST OF MICHIGAN LETTERHEAD]



November 11, 1998

Mr. Fillipp J. Kreissl                      ENGAGEMENT LETTER
President
Inmold, Inc.
755 E. Big Beaver
Suite 312
Troy, Michigan 48083                       PRIVATE AND CONFIDENTIAL

Dear Mr. Kreissl:

First of Michigan Corporation ("FoM") is pleased to present this Engagement Letter pursuant to which FoM will act as financial adviser to Inmold, Inc. (together with its affiliates, the "Company"), in connection with a possible "Transaction", as defined below.

Scope of Engagement
The Company hereby engages FoM to act as its financial advisor to assist and advise it, as requested by Company, in:

I. reviewing and defining the Company's objectives with respect to a transaction ("Transaction") whereby the Company may acquire another company, business, corporation, partnership, limited liability company, sole proprietorship, trust, division, group of assets or other business entity ("Target"). As used in this Engagement Letter, the term "Transaction" includes (a) any merger, consolidation, share exchange, tender or exchange offer, leveraged buy-out, formation of a joint venture, minority investment, partnership, similar transaction, reorganization, recapitalization, business combination or other transaction pursuant to which the Target sells to, or combines with, the Company or any of its affiliates, or the Company, directly or indirectly, acquires control of, or a material interest in, the Target or any of its businesses or assets, (b) (i) the sale or lease of all, substantially all or selected assets of the Target to the Company or any of its affiliates, or (ii) the sale of fifty percent or more or a controlling block of the Target's outstanding common stock to the Company or any of its affiliates, and (c) the election or appointment of nominees or representatives of the Company to the Board of Directors of the Target so that such nominees or representatives represent, in the aggregate, at least a majority of such Board of Directors;

II.     determining an acquisition strategy;

III.    identifying potential Targets for the Company;

IV. coordinating discussions with, screening and negotiating with potential Targets;
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November 11, 1998


V.      structuring the Transaction;

VI. attending and participating in meetings of the Company's Board of Directors at which the Transaction will be discussed; and

VII. working with the Company and its advisors on the various details necessary to close the Transaction.

Timetable
FoM will endeavor to assist the Company in completing items I, II, and III within 60 days from the signing of this Engagement Letter, and items IV and V within 180 days of the signing of this Engagement Letter. This timing assumes all due diligence information needed by FoM will be available promptly.

Compensation
As compensation for the services to be provided by FoM under this Engagement Letter, the Company agrees to pay FoM a monthly Advisory Fee of $6,000. The first installment of the Advisory Fee will be due upon signing this Engagement Letter. Each additional payment of the Advisory Fee will be due on the same day of the month that this Engagement Letter is signed.

In addition, the Company agrees to pay FoM the Success Fee described in the attached Schedule I, based on the "Total Consideration" (as defined in the attached Schedule I) received by the Target or its shareholders in connection with the Transaction. The Success Fee is payable at the closing of the Transaction, except that the portion of the Success Fee based on the contingent portion of the Total Consideration, if any, shall be paid to FoM when paid by the Company.

Reimbursements
The Company agrees to reimburse FoM for all of its reasonable out-of-pocket expenses incurred in connection with its engagement under this Engagement Letter, including, without limitation, data base services, travel to Company and Target locations and expenses of FoM's legal counsel, if any. All requests for reimbursement of out-of-pocket expenses shall be submitted to the Company together with appropriate documentation, and shall be paid by the Company within 30 days after receipt of such request.

Information Availability
The Company agrees to make available to FoM on a confidential basis all information and documents about the Company and the Target whether or not publicly available, which FoM requests in conducting its review and analysis or in performing its duties under this Engagement Letter and to allow FoM access to the Company's and the Target's facilities and properties and an opportunity to discuss with the Company's and the Target's management, employees, agents, customers, suppliers, distributors, lenders and auditors the operation of the Company and the Target and their prospects.

Accuracy of Company Supplied Information
FoM may rely on the information furnished to it by the Company and may assume the accuracy and completeness of such information, without any obligation to attempt to independently verify any of such information. The Company agrees that information provided to FoM and the contents of any disclosure documents used in connection with the Transaction will not contain any untrue or misleading statement


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November 11, 1998

of a material fact or omit to state a material fact required to be stated in such information for the purpose for which it is supplied or necessary to make the information provided not misleading.

Termination of Agreement
FoM's services and the Company's obligations under this Engagement Letter may be terminated with or without cause at any time by the Company or by FoM, except for (i) the Company's obligation to pay to FoM any compensation earned, and to reimburse FoM for any expenses incurred by FoM, through the date of termination,
(ii) the last sentence of this paragraph, and (iii) the indemnity provisions contained in this Engagement Letter, all of which shall remain operative and in full force and effect regardless of termination. Termination shall be effected by written notice mailed by registered or certified mail; if given to by FoM to the Company, addressed as this letter is addressed; if given by the Company to FoM addressed to Mr. J. Michael Davis, Managing Director - Corporate Finance, at FoM's address stated in the letterhead on the first page of this letter. Termination shall be effective as of the third business day after the notice is mailed.

The Company agrees to pay FoM the Success Fee for any Transaction which occurs within 12 months of termination of this Engagement Letter.

Indemnification
We have attached an Indemnification Agreement as Schedule II. Acceptance of this Engagement Letter constitutes agreement by the Company and FoM to the Indemnification Agreement set forth in the attached Schedule II which is incorporated into, and made a part of, this Engagement letter by this reference.

Miscellaneous
The Company shall comply with all applicable securities laws in connection with the Transaction. The Company acknowledges that FoM is acting as the Company's agent in connection with the Transaction, and that there is no understanding or commitment, expressed or implied, on the part of FoM to purchase or place any securities in connection with the Transaction or otherwise.

Except as contemplated by the terms of this Engagement Letter or as required by applicable law or as consented to by the Company, FoM shall keep confidential all material non-public information about the Company or the Target that is provided to FoM by the Company and not otherwise known to FoM or independently developed by it, and FoM shall not disclose such information to any third party, other than such of its directors, officers, and employees as FoM determines to have a need to know such information. The Company agrees that FoM has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company under this Engagement Letter.

Except as required by applicable law, any advice to be provided by FoM under this Engagement Letter shall not be disclosed publicly, made available to third parties, or filed with, included in, or referred to, in whole or in part, in any document, without the prior written approval of FoM.

This Engagement Letter shall not be amended or modified except in writing. This Engagement Letter represents the entire understanding between the parties, and all prior discussions and negotiations are merged into it. This Engagement Letter shall be governed by, and construed in accordance with, the internal law of the State of Michigan.



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November 11, 1998

Please confirm that the foregoing is in accordance with your understanding and agreements with FoM by signing and returning to us the enclosed duplicate of this Engagement Letter along with the Advisory Fee.

We look forward to working with you and are prepared to proceed immediately.

Very truly yours,

FIRST OF MICHIGAN CORPORATION




----------------------
J. Michael Davis
Managing Director



Accepted:


Inmold, Inc.


By:
        --------------------
        Mr. Fillipp J. Kreissl


        Its: President



Date:
        --------------------




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                           Engagement Letter Between
                First of Michigan Corporation and Inmold, Inc.
                            Dated November 11, 1998



                                  SCHEDULE I
                                  SUCCESS FEE

The Company agrees to pay to FoM in cash as the "Success Fee" an amount equal to the percentages set forth in the table below of each portion of the "Total Consideration" (as defined below) set forth in the table below received by the Target or its shareholders in connection with the Transaction.


                                              The Amount of "Total
Percentage                        of          Consideration" Between
----------                        --          ----------------------
5%                                            $ -0- and $1,000,000
4%                                            $1,000,001 and $2,000,000
3%                                            $2,000,001 and $3,000,000
2%                                            $3,000,001 and $4,000,000
1%                                            $4,000,001 and greater amounts



For purposes of this Engagement Letter, "Total Consideration" shall mean the total fair market value of all consideration (including, without limitation, cash, notes, securities, property, obligations assumed, and any other form of consideration) to be received by the Target and/or its shareholders in a Transaction, including, without limitation, the sum of the cash consideration paid as part of the consideration in the Transaction and any cash and cash equivalents retained by the Target, the principal amount of any notes delivered as part of the consideration in the Transaction, plus the fair market value of any securities or other property received as part of the consideration in the Transaction and the fair market value of any inventory, receivables and other property retained by the Company. "Total Consideration" includes, without limitation, any contingent payments of cash, notes, securities or other property and any consideration paid pursuant to employment contracts or non-compete agreements. "Total Consideration" shall not be reduced by any amount placed in escrow as part of the Transaction or any deferred consideration. If the Target is the surviving entity in a merger or similar transaction, the "Total Consideration" shall be deemed to be the fair market value of the shares retained by the Target's shareholders after consummation the Transaction.





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                           Engagement Letter Between
                First of Michigan Corporation and Inmold, Inc.
                            Dated November 11, 1998

                                  SCHEDULE II
                           INDEMNIFICATION AGREEMENT

The Company shall indemnify and hold harmless FoM and its directors, officers, and employees (each such person is referred to as an "Indemnified Person") from and against any losses, claims, damages, liabilities and expenses to which any of them may become subject (including counsel fees and expenses) (collectively, "Claims"), arising in any manner out of, (i) FoM's services under the Engagement Letter (the "Engagement", except for Claims which resulted primarily from the bad faith or gross negligence of the Indemnified Person) or (ii) breaches, actions or omissions by the Company. The Company will reimburse each Indemnified Person for all expenses (including counsel fees and expenses) as they are incurred by the Indemnified Person in connection with investigating, preparing, pursuing or defending any Claim except for Claims pursuant to clause
(i) which resulted primarily from the bad faith or gross negligence of the Indemnified Person.

The Company also agrees that none of the Indemnified Persons shall have any liability to the Company or any of its affiliates in connection with such Engagement except for such liability incurred by the Company which is finally judicially determined to have resulted primarily from FoM's bad faith or gross negligence. In no event shall the aggregate amount of FoM's and all other Indemnified Persons' liability exceed the amount of the fee actually received by FoM under the Engagement Letter.

The Company and FoM agree that if any indemnification or reimbursement sought pursuant to the above paragraphs is finally judicially determined not to be fully available (except by reason of the gross negligence or bad faith of FoM or any of its Affiliates) then, the Company shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company transaction to which such indemnification or reimbursement relates, and other equitable considersations; provided, however that in no event shall the amount to be contributed by FoM exceed the amount of the fee actually received by FoM under the Engagement Letter.

This Indemnification Agreement shall be in addition to any rights any Indemnified Person may have at common law or otherwise. This Indemnification Agreement and any other agreements relating to the Engagement shall be governed by and construed in accordance with the internal laws of the State of Michigan applicable to contracts executed in and to be performed in that state.